Exhibit 4.5



                            SHARE PURCHASE AGREEMENT



                                  made between



                              ARGOSY MINERALS INC.
                               ARGOSY MINING CORP.

                                       and

                           TOURNIGAN GOLD CORPORATION




                                  July 9, 2003


                            Fasken Martineau DuMoulin
                             Barristers & Solictors
                         2100 - 1075 West Georgia Street
                                 Vancouver, B.C.
                                     V6E 3G2

                                TABLE OF CONTENTS

ARTICLE 1        INTERPRETATION................................................2
           1.1   Defined Terms.................................................2
           1.2   Schedules.....................................................3
           1.3   Interpretation................................................4

ARTICLE 2        PURCHASE AND SALE.............................................5
           2.1   Shares........................................................5
           2.2   Purchase Price................................................5
           2.3   Purchase Price Allocation.....................................5
           2.4   Operating Cost Adjustment.....................................6
           2.5   AMI Consent...................................................6

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF THE VENDORS.................6
           3.1   Representations and Warranties................................6

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............9
           4.1   Representations and Warranties................................9

ARTICLE 5        CLOSING......................................................10
           5.1   Closing Date and Location....................................10
           5.2   Application for Exchange Approval............................10
           5.3   Vendors' Closing Documents...................................10
           5.4   Purchaser's Closing Documents................................11

ARTICLE 6        CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE
                 PURCHASER OF ITS OBLIGATIONS UNDER THIS AGREEMENT............11
           6.1   Purchaser's Conditions.......................................11
           6.2   Waiver.......................................................13
           6.3   Covenant of the Vendors......................................13

ARTICLE 7        CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE
                 VENDORS OF THEIR OBLIGATIONS UNDER THIS AGREEMENT............13
           7.1   Vendors' Conditions..........................................13
           7.2   Waiver.......................................................14

ARTICLE 8        CONDUCT OF BUSINESS PRIOR TO CLOSING.........................14
           8.1   Conduct......................................................14

ARTICLE 9        EXAMINATIONS AND WAIVERS.....................................15
           9.1   Access for Investigation.....................................15
           9.2   Disclosure of Information....................................15

ARTICLE 10       EXCLUSIVE AREA OF INTEREST...................................16


ARTICLE 11       GENERAL......................................................16
           11.1  Public Notices...............................................16
           11.2  Expenses.....................................................16
           11.3  Time.........................................................16
           11.4  Notices......................................................16
           11.5  Governing Law................................................17
           11.6  Severability.................................................17
           11.7  Entire Agreement.............................................18
           11.8  Further Assurances...........................................18
           11.9  Enurement....................................................18
           11.10 Counterparts.................................................18

                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of July 9, 2003

BETWEEN:


               ARGOSY MINERALS INC., a body corporate duly incorporated in the Yukon Territory ("AMI"), and ARGOSY MINING CORP. a body corporate duly incorporated in the Yukon Territory ("AMC"), each having an office at 20607 Logan Avenue, Langley, B.C., V3A 7R3

               (together, "the Vendors")

AND:

               TOURNIGAN GOLD CORPORATION, a company
               incorpo-rated under the laws of the Yukon
               Territory, having a place of business at Suite 520
               - 800 West Pender Street, Vancouver, B.C.

               (the "Purchaser")

WHEREAS:

A. AMI holds all of the issued and outstanding shares in the capital of AMC

B. AMC is the legal and beneficial owner of all of the issued and outstanding shares in the capital of the Slovak joint stock company, Kremnica Gold, a.s (the "Company");

C. The Company is the holder of certain mineral properties in the area of Kremnica in the Slovak Republic;

D. The Purchaser and AMI entered into a letter agreement dated March 11, 2003, whereby the Purchaser offered to acquire the Company shares, subject to all necessary regulatory approvals and completion of satisfactory due diligence, and paid to AMI the sum of $25,000 to secure the exclusive right to conduct such due diligence; and

E. The Purchaser has completed the due diligence process to its satisfaction and gave notice thereof to AMI on May 28, 2003, in accordance with such letter agreement;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of one dollar and the mutual agreements and covenants herein contained (the receipt and adequacy of such consideration being hereby acknowledged by each party), the parties covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1  Defined Terms

     As used in this Agreement, the following terms have the following meanings:

(a) "Affiliate" has the meaning ascribed to that term under the Yukon Business Corporations Act as of the date of this Agreement;

(b) "Assets" means the Machinery and Equipment, the real property described in Schedule D, the mineral rights described in Schedule E, the Permit and the Data;

(c) "Balance Sheet" means the Company's balance sheet comprised in the Financial Statements;

(d) "Bookkeeping Report" means the Company's bookkeeping report dated June 30, 2003 prepared by Eva Krajcikova, a copy of which is contained in Schedule A;

(e) "Closing" means the completion of the purchase and sale of the Shares pursuant to this Agreement;

(f) "Closing Date" means July 11, 2003 or such other date as may be agreed in writing by the parties;

(g) "Company" means the Slovak joint stock company, Kremnica GOLD, a.s., having its registered seat at Horna 51, 974 01 Banska Bystrica, Identification
     No.: 36 019 798, registered with the Company Register of the District Court in Banska Bystrica, file: Sa, inlet No.: 415/S;

(h) "Current Operations" means the Company's operations in relation to its Mineral Properties as of the date of the Purchase Notice;

(i) "Data" means the maps, data, reports, samples, assay and other test results and other information in the possession or under the control of the Company or either of the Vendors and relating to the mineral exploration or mining operations of the Company or of any previous owner of the Company's mineral rights;

(j) "Encumbrances" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option, royalty or encumbrance of any nature or kind whatsoever;

(k)  "Exchange" means the TSX Venture Exchange;

(l) "Financial Statements" means the audited financial statements of the Company for the fiscal year of the Company ended December 31, 2002 consisting of a balance sheet, statement of retained earnings, an income statement and a statement of changes in financial position of the Company including the notes to such financial statements;

(m) "Key Employees" means those individuals employed by the Company and listed in Schedule B;

(n) "Letter Agreement" means the letter agreement referred to in Recital D of this Agreement;

(o) "Machinery and Equipment" means the machinery, equipment and other personal property listed in Schedule C;

(p)  "Permit" means the permit listed in Schedule G;

(q) "Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(r) "Purchase Notice" means the notice dated May 28, 2003 described in recital E of this Agreement;

(s)  "Purchase Price" means $500,000;

(t)  "Purchaser's Solicitors" means the law firm of Fasken Martineau DuMoulin
     LLP;

(u) "Shares" means all of the outstanding shares in the share capital of the Company;

(v) "Shareholder Loans" means amount due or accruing due to AMC or AMI or any of their respective Affiliates, or any director or officer of any of them;

(w) "Time of Closing" means the time on the Closing Date that the Closing occurs;

(x)  "Vendors' Solicitors" means the law firm of Lawson Lundell;

1.2  Schedules

     The following are the schedules to this Agreement:

         Schedule A        Bookkeeping Report June 2003
         Schedule B        Employees
         Schedule C        Machinery and Equipment
         Schedule D        Real Property
         Schedule E        Mineral Rights
         Schedule F        Encumbrances
         Schedule G        Permit

1.3  Interpretation

     For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) "this Agreement" means this Agreement, including the schedules hereto, as it may from time to time be supplemented or amended;

(b) any reference in this Agreement to a designated article, section, subsection, paragraph or other subdivision, or to a schedule, is to the designated article, section, subsection, paragraph or other subdivision of or schedule to this Agreement unless otherwise specifically stated;

(c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, clause, subclause or other subdivision or schedule;

(d) the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(e) the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import are used with reference thereto);

(f) all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada;

(g) except as otherwise provided, any reference to a statute includes the regulations made pursuant thereto with all amendments made to such statute and regulations and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(h) the phrase "to the best of the knowledge of" or phrases of similar import used in this Agreement mean that the Person in respect of whom the phrase is used has made such enquiries as would be reasonably necessary to enable a Person to make the statement or disclosure;

(i) the headings to the articles and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(j) any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(k) the parties acknowledge that this Agreement is the product of arm's length negotiation between the Vendors and the Purchaser, each having obtained their or its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement;

(l) the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date;

(m) each and every covenant, representation or warranty of the Vendors contained herein will be a joint and several covenant, representation or warranty of AMI and AMC; and

(n) unless otherwise specifically noted, all references to money in this Agreement are to lawful currency of Canada.

                                   ARTICLE 2
                                PURCHASE AND SALE

2.1  Shares

     The Purchaser agrees to purchase the Shares from AMC and AMC agrees to sell the Shares to the Purchaser, free and clear of all Encumbrances and the Purchaser agrees to pay the Purchase Price by bank draft or certified cheque on the terms and conditions hereinafter set forth.

2.2  Purchase Price

     The Vendors, in consideration of the Purchase Price, agree to assign, transfer and set over unto the Purchaser, the Shareholder Loans as at the Closing Date, provided that such Shareholder Loans are not less than the amount of the Shareholder Loans described in the Bookkeeping Report.

2.3  Purchase Price Allocation

     The Purchase Price will be allocated amongst the Shares and the Shareholder Loans owned by AMC on the following basis:

                  Shares:                   $448,100

                  Shareholder Loans         $ 51,900

                  TOTAL                     $500,000

2.4  Operating Cost Adjustment

     The Purchaser will, by certified cheque or bank draft, reimburse the Vendors at Closing for $3.000, being that proportion of the July operating costs of the Company advanced by the Vendors to the Company which represents the number of days in July after the Closing Date as compared with the number of days in July to and including the Closing Date.

2.5  AMI Consent

     AMI agrees with the sale of the Shares from AMC to the Purchaser and undertakes to provide AMC with all approvals, assistance and co-operation required with respect to the sale of the Shares and transactions contemplated by this Agreement.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

3.1  Representations and Warranties

     Each of the Vendors jointly and severally represents and warrants to the Purchaser as follows:

(a) Organization and Good Standing of Vendors. Each of the Vendors is a company duly incorporated, validly existing and in good standing with respect to the filing of annual reports under the Yukon Business Corporations Act.

(b) Transaction Authority. AMC has all necessary corporate power, authority and capacity to sell the Shares and to perform its other obligations hereunder. AMI has all necessary corporate power authority and capacity to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of each of the Vendors and this Agreement has been duly executed and delivered by each of them and constitutes a valid and binding obligation of each of them.

(c) No Exchange Approval Needed. Neither of the Vendors is required to obtain any approval or acceptance by the Exchange or any other stock exchange in relation to the transaction contemplated herein.

(d) No Violation of Other Agreements. Neither of the Vendors is a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by the Vendors of this Agreement or their performance of any of the terms hereof.

(e) Title to Shares. AMC owns and has good and marketable registered title to all of the Shares, free of all Encumbrances, and the Shares have been duly and validly issued to AMC and are outstanding as fully paid and non-assessable shares in the capital of the Company.

(f) Residency of AMC. AMC is not a "non-resident" of Canada within the meaning of s. 116 of the Income Tax Act of Canada.

(g) Absence of Options. No Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

     (i) to require the Company to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in its capital;

     (ii) to require the Company to purchase, redeem or otherwise acquire any of its Shares; or

     (iii) to acquire the Shares or any of them.

(h) Financial Statements. The Financial Statements and the Bookkeeping Report present fairly the financial position of the Company as at the respective date thereof and the results of the Company's operations and the changes in the Company's financial position for the period then ending.

(i) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Financial Statements or the Bookkeeping Report, or incurred subsequent to June 30, 2003 in the ordinary and usual course of the business of the Company or otherwise and not in excess of $10,000 in the aggregate (excluding any Shareholder Loans and any employee severance obligations), the Company does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) including any debt, liability or other obligation to either of the Vendors or to any of their respective Affiliates, directors, officers or employees, or to any director, officer or employee of the Company.

(j) Absence of Changes. Since the date of the Balance Sheet, except as shown on the Bookkeeping Report there has not been:

     (i) any material adverse change in the condition or operations of the business, in the Assets or in the financial affairs of the Company; or

     (ii) any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may have a material adverse effect on the business, Assets, financial affairs or future prospects of the Company.

(k) Equipment. Substantially all of the office equipment, furniture and computer equipment (including software) of the Company as inspected by the Purchaser on April 28, 2003 will be included in the assets of and will be in the possession of the Company at Closing.

(l) Title to Assets. The Company has good and marketable title to all of its Assets, free and clear of all Encumbrances except as shown in Schedule F and none of the Company's Assets are in the possession of or under the control of any other Person.

(m) Permits. To the best of the Vendors' knowledge, the Permit is in good standing, unamended except as disclosed to the Purchaser, and the Vendors are not aware of any existing breach of the Permit by the Company or any act or omission which, after notice or lapse of time, might constitute such a breach.

(n) Employees. Schedule B contains a complete and accurate list of the names and job titles of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment or similar services or who are sales or other agents or representatives of the Company. Neither of the Vendors is aware of any intention of any Key Employee to terminate his or her employment with the Company.

(o) Litigation. To the best of the Vendors' knowledge, there is no action, suit, litigation, arbitration proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, threatened or pending against, or relating to the Company or affecting its Assets, the Current Operations or its business, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company.

(p) Corporate Records. The Vendors, as shareholders of the Company, have not approved or taken any other action with respect to the Company since December 31, 2002 which would constitute a declaration of dividend, fundamental change or other determination solely within the jurisdiction of the shareholders, other than with respect to the issuance of additional shares upon the capitalization of outstanding Shareholder Loans.

(q) Trade-marks. The Company does not have and does not use any service marks, trade names, design marks or trade marks.

(r) Indebtedness to Vendors. Except as reflected in the Financial Statements and the Bookkeeping Report, the Company is not indebted to the Vendors, other than in respect of amounts advanced for monthly operating expenses in the ordinary course.

(s) Environmental Matters. Neither the Company nor either of the Vendors has received notice alleging a violation of environmental laws relating the Company's activities or its properties, none of them is aware of any such violation having occurred other than as disclosed to the Purchaser, and to the best of their knowledge the Vendors have made available to the Purchaser all environmental audits, evaluations, assessments, reports, studies or tests relating to the Company and its business and Assets that were commissioned by or are in the possession of either of them.

(t) Shareholder Loans. AMC does not, nor does AMI or any of the Affiliates, directors, officers or employees of either of them, have any debt or other liability owing to the Company nor are there any debts or other liabilities of the Company to any such persons, other than amounts owed to or receivable from employees which are not in excess of $5,000 in the aggregate, and the Shareholder Loans disclosed in the Financial Statements and the Bookkeeping Report, and AMC:

     (i) has actually advanced to the Company the aggregate amount of such Shareholder Loans;

     (ii) is lawfully entitled to be repaid, on demand and without interest, the full amount of such Shareholder Loans, to the extent that the Company has the ability to repay such loans, and holds its interest therein free of all Encumbrances;

     (iii) has not assigned any of such Shareholder Loans or any right, title or interest therein to any other Person;

     (iv) has not made any demand for repayment of the whole or any portion of such Shareholder Loans; and

     (v) confirms that it has not forgiven, settled or waived any right of repayment in respect of the whole or any portion of such Shareholder Loans other than Shareholder Loans that were previously re-capitalized as equity by the Company as reflected in the Bookkeeping Report.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1  Representations and Warranties

     In order to induce the Vendors to enter into and to consummate the transactions contemplated by this Agreement the Purchaser represents and warrants to the Vendors that:

(a) Organization and Good Standing. The Purchaser is a company duly incorporated, validly existing and in good standing with respect to the filing of annual reports under the Yukon Business Corporations Act.

(b) Transaction Authority. The Purchaser has all necessary corporate power, authority and capacity to acquire the Shares and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser and, subject to Exchange approval, constitutes a valid and binding obligation of the Purchaser.

(c) No Violation of Other Agreements. The Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of any of the terms hereof.

                                    ARTICLE 5
                                     CLOSING

5.1  Closing Date and Location

     The transactions contemplated by this Agreement are intended to be completed at 11:00 A.M. on the Closing Date at the offices of the Purchaser's Solicitors, 2100 - 1075 West Georgia Street, Vancouver B.C., or at such other time, date or location as the parties may agree in writing.

5.2  Application for Exchange Approval

     Upon execution of this Agreement the Purchaser will promptly file this agreement and all related relevant materials with the Exchange and will take all commercially reasonable efforts to obtain Exchange acceptance of the transaction contemplated herein in a timely fashion

     If the Exchange approval of this transaction has not been received by the Closing Date, then the Closing will be deferred until 3 business days after receipt by the Purchaser of Exchange Approval, provided that, if such approval is not obtained on or before October 1, 2003, then either the Vendors or the Purchaser may advise the other in writing that they have or it has elected to terminate this Agreement. Upon such termination, neither the Vendors nor the Purchaser will have any further obligation or liability hereunder, other than the obligations of confidentiality described in section 9.2, or as may have arisen prior to such termination.

5.3  Vendors' Closing Documents

     On the Closing Date, the Vendors will deliver, or cause to be delivered, to the Purchaser the documents set forth in section 6.1(e) and such other documents as the Purchaser may reasonably require to complete the purchase and sale intended hereby.

5.4  Purchaser's Closing Documents

     On the Closing Date, the Purchaser will deliver to the Vendors one or more bank drafts, certified cheques or solicitor's trust cheques made payable to the Vendors' Solicitors, in trust, in the aggregate amount of $503,000.

                                   ARTICLE 6
           CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASER OF
                      ITS OBLIGATIONS UNDER THIS AGREEMENT

6.1  Purchaser's Conditions

     The obligations of the Purchaser to complete the purchase of the Shares and Shareholder Loans will be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions precedent:

     (a) Truth and Accuracy of Representations of the Vendors. The representations and warranties of the Vendors in Article 3 will be true and correct at the Time of Closing and with the same effect as if made at and as of the Time of Closing.

     (b) Performance of Obligations. Each of the Vendors and the Company will have performed and complied with all the obligations, covenants and agreements to be performed and complied with by it by the Closing Date.

     (c) No Injunctions. No injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement, and no action or proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated by this Agreement.

     (d) Regulatory Approval. The Purchaser will have received Exchange acceptance of the purchase of the Shares and the Shareholder Loans.

     (e) Closing Documentation. The Purchaser will have received from the Vendors and, where applicable, the Company the following closing documentation, delivered either to the place of closing or to the Purchaser's designated agent in the Slovak Republic:

          (i) the share certificate representing the Shares issued in the name of AMC, duly endorsed for transfer to the Purchaser; which endorsement must include the business name and the registered seat of the Purchaser, signatures of the representatives authorized to act on behalf of AMC and the date of the transfer of the Shares must correspond to the Closing Date ;

          (ii) a certified extract from a resolution of the board of directors of the Company, authorizing the transfer of the Shares to the Purchaser, the endorsement for such purpose of the share certificate representing the Shares, and the registration of such transfer in the books of the Company and with the Slovak Securities Centre;

          (iii) a certified extract from the shareholder register of the Company held by the Slovak Securities Centre showing the Purchaser as the registered owner of the Shares;

          (iv) duly signed resignations (including a statement as to the return of information to the Company), in form and substance satisfactory to the Purchaser, acting reasonably, of each of the members of the Company's board of directors, supervisory board, officers and statutory representatives designated by the Purchaser;

          (v) releases, in form and substance satisfactory to the Purchaser, acting reasonably, executed by each of the Vendors in favour of the Company releasing the Company from any and all manner of actions, causes of action, suits, proceedings, debts (other than the Shareholder Loans being transferred to the Purchaser), dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or equity, which the Vendors or either of them, ever had, now has or may have against the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Company up to the Closing;

          (vi) an assignment of the Shareholder Loans, in form and substance satisfactory to the Purchaser, acting reasonably, duly executed by AMC;

          (vii) an assignment of the engagement agreement between Boris Bartalsky and AMC, in form and substance satisfactory to the Purchaser, acting reasonably, duly executed by AMC;

          (viii) all other necessary consents, waivers, including waivers of pre-emptive rights and authorizations required to enable the transfer of the Shares and the Shareholder Loans to the Purchaser as provided for in this Agreement; and

          (ix) all such instruments of transfer, duly executed, which in the opinion of the Purchaser acting reasonably are necessary to effect and evidence the transfer of the Shares and Shareholder Loans to the Purchaser free and clear of all Encumbrances.

     (f) Absence of Damages. No damage, destruction or loss to any Assets of the Company, whether owned, leased or licensed that is not adequately covered by insurance (less amounts which are "deductibles" under such insurance), and no damage, destruction or loss to any Assets of the Company where the cost of repairing or replacing all such Assets exceeds $10,000 in total, will have occurred.

6.2  Waiver

     The conditions set forth in this Article 6 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part at or before the Time of Closing. Notwithstanding any such waiver, the completion of the purchase and sale contemplated by this Agreement by the Purchaser will not prejudice or affect in any way the rights of the Purchaser to indemnification in respect of the warranties and representations of the Vendors in this Agreement.

6.3  Covenant of the Vendors

     The Vendors covenant to complete all of their respective obligations hereunder to be completed by the Time of Closing including the deliver all of the documents, instruments and other items set out in section 6.1(e).

                                   ARTICLE 7
            CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE VENDORS OF
                     THEIR OBLIGATIONS UNDER THIS AGREEMENT

7.1  Vendors' Conditions

     The obligations of the Vendors to complete the sale of the Shares and Shareholder Loans will be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent:

     (a) Truth and Accuracy of Representations of the Purchaser. The representations and warranties of the Purchaser made in Article 4 will be true and correct at the Time of Closing and with the same effect as if made at and as of the Time of Closing.

     (b) Performance of Agreements. The Purchaser will have performed and complied with all the obligations, covenants and agreements to be performed and complied with by it by the Closing Date.

     (c) Absence of Injunctions. No injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement, and no action or proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated by this Agreement.

     (d) Purchase Price. The Purchase Price will have been delivered in accordance with section 5.4.

7.2  Waiver

     The conditions set forth in this Article 7 are for the exclusive benefit of the Vendors and may be waived by the Vendors in writing in whole or in part at or before the Time of Closing.

                                   ARTICLE 8
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

8.1  Conduct

     Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing Time, each of the Vendors will do or will cause the Company to do the following:

     (a) Conduct Business in Ordinary and Usual Course. Conduct the Company's business in the ordinary and usual course thereof and not, without the prior written consent of the Purchaser, enter into any transaction which would constitute a breach of any of the Vendors' representations, warranties or agreements contained herein.

     (b) Continue Insurance. Continue in force any and all existing policies of insurance presently maintained by the Company.

     (c) Perform Obligations. Comply with all laws applicable to the Company and its Current Operations and pay all required taxes as they become due.

     (d) Pay Liabilities. Pay and discharge all liabilities or obligations of the Company in the ordinary and usual course of business consistent with past business practice, except for such liabilities or obligations as may be contested by the Company in good faith.

     (e) No Breach. Refrain from any action or omission which would, or would reasonably be expected to, result in a breach of or render untrue any representation, warranty, covenant, or other obligation of any of the Vendors contained herein.

     (f) Licences. Obtain, or provide the Purchaser with all co-operation or support reasonably required to allow the Purchaser to obtain, on or before the Closing Date, from all appropriate federal, provincial, state, municipal or other governmental or regulatory bodies, any licences, permits, consents, approvals, certificates, registrations and authorizations required to permit the completion of the transactions contemplated by this Agreement, including Exchange approval.

     (g) Preserve Business. Preserve intact the Assets and carry on the Current Operations and the affairs of the Company as currently conducted, and promote and preserve for the Purchaser the goodwill of suppliers, customers, regulators and others having business relations with the Company.

     (h) Necessary Steps. Take all necessary actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

     (i)  Compliance with Article 9. Comply with the provisions of Article 9.

                                   ARTICLE 9
                            EXAMINATIONS AND WAIVERS

9.1  Access for Investigation

     The Vendors will permit, and will cause the Company to permit, the Purchaser and its employees, agents, professional advisors and other representatives between the date hereof and the Closing Date, to have access during normal business hours to the premises and to all the Key Employees, the Data, books, accounts, records and other data of the Company (including all technical, corporate, accounting and tax records and any electronic or computer accessed data) and to the Assets of the Company. The Vendors will cause the Company to furnish, and require that the Company's principal bankers, appraisers and independent auditors and other advisors furnish, to the Purchaser such financial and operating data and other information with respect to the Current Operations, business and Assets of the Company as the Purchaser may from time to time reasonably request to enable confirmation of the matters warranted in
Article 3.

9.2  Disclosure of Information

     Until the Time of Closing and, in the event of the termination of this Agreement without consummation of the transactions contemplated by this Agreement, thereafter, the Purchaser will keep confidential any information (unless otherwise required by law or such information is readily available or becomes readily available, from public or published information or sources) obtained from the Company or from the Vendors. If this Agreement is so terminated, promptly after such termination all documents, work papers and other written material obtained from a party in connection with this Agreement and not theretofore made public (including all copies and photocopies thereof), will be returned to the party that provided such material. Before and after Closing the Vendors and the Purchaser will not disclose the Purchase Price or any other terms of this Agreement except as reasonably required for income tax, stock exchange, securities commission and other reporting requirements. After Closing the Vendors will keep confidential any information regarding the Company and its business and Assets which was known to it at or prior to the Time of Closing.

                                   ARTICLE 10
                           EXCLUSIVE AREA OF INTEREST

     Each of the Vendors agrees that it will not acquire, nor will it permit any of its Affiliates to acquire, directly or indirectly, any interest in any exploration concessions, mining claims, leases, mining rights, interests in land, fee lands, surface rights or water rights within five (5) kilometres of the external boundaries of the mineral rights described in Schedule E, without the Purchaser's prior written consent.

                                   ARTICLE 11
                                     GENERAL

11.1 Public Notices

     The parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated and no party will act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

11.2 Expenses

     All costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

11.3 Time

     Time will be of the essence of this Agreement.

11.4 Notices

     Any notice or other writing required or permitted to be given hereunder or for the purposes hereof will be sufficiently given if delivered, telecopied or transmitted electronically to the party to whom it is given or, if mailed, by prepaid registered mail addressed to such party at:

     (a)  if to the Purchaser at:

                           520 - 800 West Pender Street
                           Vancouver, B.C.,  V6C 2V6
                           Attention:  President
                           Fax number: (604) 683 8340

          with a copy to Purchaser's Solicitors at:

                           2100 - 1075 West Georgia Street
                           Vancouver, B.C.,  V6E 3G2
                           Attention: R. S. Angus
                           fax number:  (604) 631 3232
                           e-mail:  tangus@van.fasken.com

     (b)  if to the Vendors at:

                           20607 Logan Avenue
                           Langley, B.C.,  V3A 7R3
                           fax number:  (604) 530 8423
                           e-mail:  argosy@intergate.ca

          with a copy to the Vendors' Solicitors at:

                           1600 - 925 West Georgia Street
                           Vancouver, B.C.,  V6C 3L2
                           Attention:  John T.C. Christian
                           fax number:  (604) 669 1620
                           e-mail:  john.christian@lawsonlundell.com

or at such other address as the party to whom such writing is to be given will have last notified to the party giving the same in the manner provided in this clause. Any notice mailed or personally delivered will be deemed to have been given and received when actually delivered to the recipient. Any notice sent by telecopier or e-mail will be deemed to have been given and received on the business day next following the day it was telecopied or e-mailed, provided that confirmation of receipt is received.

11.5 Governing Law

     This Agreement will be governed by and construed in accordance with the laws in force in the Province of British Columbia and the parties submit and attorn to the jurisdiction of the courts of the Province of British Columbia.

11.6 Severability

     If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

11.7 Entire Agreement

     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof, including the Letter Agreement.

11.8 Further Assurances

     The parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

11.9 Enurement

     This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

11.10 Counterparts

     This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed will be deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

     IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.


THE CORPORATE SEAL of
TOURNIGAN GOLD CORPORATION                            )
was hereunto affixed in the presence of:              )
                                                      )
                                                      )     C/S
/s/ Hein Poulus                                       )
----------------------------------------------------- )
Authorized Signatory                                  )
                                                      )
                                                      )
----------------------------------------------------- )
Authorized Signatory                                  )



THE CORPORATE SEAL of ARGOSY MINERALS INC. was        )
hereunto affixed in the presence of:                  )
                                                      )
                                                      )     C/S
/s/ Cecil Bond                                        )
----------------------------------------------------- )
Authorized Signatory                                  )
                                                      )
                                                      )
----------------------------------------------------- )
Authorized Signatory                                  )



THE CORPORATE SEAL of ARGOSY MINING CORP. was         )
hereunto affixed in the presence of:                  )
                                                      )
                                                      )     C/S
/s/ Cecil Bond                                        )
----------------------------------------------------- )
Authorized Signatory                                  )
                                                      )
                                                      )
----------------------------------------------------- )
Authorized Signatory                                  )

                                   SCHEDULE A

                          Bookkeeping Report June 2003

                           (insert document #6032825)


                                                    SCHEDULE B

                                                     Employees


Employee               Job Description                     Period                                   Monthly Salary
--------               ---------------                     ------                                   --------------
Title, Age                                                 Since             To
----------                                                 -----             --
Boris Bartalsky        Director,                  K G      Jan 1, 2001       Present/unlimited      50 000,-SKK
PhD, 43                member of Board of                                                           one year
                       directors                                                                    severance
                       Exploration Manager        Agy      March 1, 1997     Present/unlimited      1500 C$, one
                                                                                                    year severance
                       Exploration Manager        Ago      March 1, 1998     Dec.31, 2001           50 000,-SKK
                       Exploration Manager        Ago      March 1, 1997     Mach 1, 1998           28 600, -SKK
                       Exploration Manager        Ago      Sept.1, 1996      March 1, 1997          26 000,-SKK
Dusan Roob             Site manager               K G      Nov. 1, 1997      Present/unlimited      16 800,-SKK
Ing, 36
                       Site manager               K G      May 1, 1997       Oct. 31, 1997          16 000,-SKK
Finka Oliver,          Counsellor                 K G      Jan. 1, 2001      Dec. 31, 2003          200,-SK/hour
Ing, 67
                       Technical supervisor       K G      April 1, 2000     Dec. 31, 2000          15 000,-SKK
                       Senior geologist           K G      May 1, 1997       March 31, 2000         15 000,-SKK
                       Senior geologist           K G      May 1, 1997       April 30, 1998         30 000,-SKK
Branislav Martis       Assistant,                 K G      Jan. 7, 1998      Present/unlimited      11 000,-SKK
29                     interpreter/translator
                       Assistant,                 K G      Aug. 25, 1997     January 6, 1998        9 000,-SKK
                       interpreter/translator
Damian Kelement        Watchman                   K G      April 1, 2000     Present/unlimited      5 000,-SKK
44                                                a.s
                       Watchman                   K G      Jan. 1, 1999      March 31, 2000         3 900,-SKK
                                                  a.s
                       Watchman                   K G      July 1, 1997      May 31, 1998           8 500,-SKK
                                                  a.s

Note: The company must pay 38% from salaries monthly overhead for Slovak employees as social conscription.

Abbreviations: KG - Kremnica Gold a.s.; AGO - Argosy Slovakia S.I.O.; AGY -
Argosy Mining


                                   SCHEDULE C

                             Machinery and Equipment

Tangible Fixed Assets:
----------------------

Map cabinet in the archive - book value 25 309 Sk
Air compressor in Prep Lab - book value 15,112 Sk
Security system - book value 11,453 SK
Shelves for core boxes - book value 66107 Sk
Drying owen - book value 21862 Sk

Cars
----

2 Nissans Double Cab, Pick Up, year of prod. 1996

                                   SCHEDULE D

                                  Real Property


The two parcels numbered 2063 and 2065 registered in Slovakia with:

         Okresny urad v Ziari nad Hronom
         613 Odbor katastra nehntelnosti

                                   SCHEDULE E

                                 Mineral Rights

Decision issued by the Ministry of Environment of the Slovak Republic on Sept.18, 2002 on the delineation of the exploration area Lucky No. 503/2002-7.

Decision of the Ministry of Metallurgy and Mining of CSSR on 21 January, 1961 on the delineation of the Mining area Kremnica No. MHD-D.P. 12.

                                   SCHEDULE F

                                  Encumbrances

Ludovika shaft building is registered as technical cultural site.

                                   SCHEDULE G

                                     Permit

Permission given by a District Mining Office in Banska Bystrica for a purpose to carry on securing of mine workings and open pit "Kremnica - Sturec - Au, Ag" under the following conditions: (i) securing of mine workings and open pit "Kremnica - Sturec - Au, Ag" must be carried on to the extent and according to the terms of securing plans filed in the District Mining Office in Banska Bystrica under No. 1963/99, and (ii) the Company must proceed in compliance with legal rules regulating safety and health protection at work and safety of performance of mining activity and other valid legal rules.